                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-66034


PROSPECTUS

                           LIBERTY MEDIA CORPORATION

                                 $3,000,000,000
                             SERIES A COMMON STOCK
                                DEBT SECURITIES
                                    WARRANTS             (LIBERTY MEDIA LOGO)

     From time to time, we may sell any of the following securities with an aggregate initial offering price not to exceed $3,000,000,000:

     - Series A Common Stock

     - Debt Securities

     - Warrants

     Prior to the date of this prospectus, we have issued debt securities under the registration statement of which this prospectus forms a part with an aggregate initial offering price of $1,237,800,000. As a result, we may issue any of the securities specified above with an aggregate initial offering price not to exceed $1,762,200,000 under the same registration statement.

     We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     Our Series A common stock is listed on the New York Stock Exchange under the symbol "L". The applicable prospectus supplement will contain information, where applicable, as to any other listing of any securities covered by the relevant prospectus supplement.

     The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

     This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities being offered, before you make your investment decision.

     INVESTING IN THE SECURITIES INVOLVES RISKS.   YOU SHOULD CAREFULLY CONSIDER
THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               The date of this prospectus is September 12, 2003.
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                               TABLE OF CONTENTS

COMPANY SUMMARY.............................................    1
RISK FACTORS................................................    2
FORWARD-LOOKING STATEMENTS..................................    7
ABOUT THIS PROSPECTUS.......................................    8
USE OF PROCEEDS.............................................    8
DESCRIPTION OF OUR COMMON STOCK.............................    9
DESCRIPTION OF OUR DEBT SECURITIES..........................   13
DESCRIPTION OF OUR WARRANTS.................................   30
PLAN OF DISTRIBUTION........................................   32
LEGAL MATTERS...............................................   33
EXPERTS.....................................................   33
WHERE TO FIND MORE INFORMATION..............................   34

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                                COMPANY SUMMARY

     In addition to this summary, we urge you to read the entire prospectus carefully, including our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

OUR COMPANY

     We own interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses. We and our affiliated companies operate in the United States, Europe, South America and Asia. Our principal assets include interests in Starz Encore Group LLC, Ascent Media Group, Inc., On Command Corporation, Discovery Communications, Inc., UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., QVC, Inc., Court Television Network, Game Show Network, AOL Time Warner Inc., IAC/InteractiveCorp, Sprint PCS Group and The News Corporation Limited.

     Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400.

RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges of Liberty was 25.56 and 19.40 for the years ended December 31, 2000 and 1998, respectively, and 8.59 for the two months ended February 28, 1999. The ratio of earnings to fixed charges of Liberty was less than 1.00 for the six months ended June 30, 2003 and 2002, for the years ended December 31, 2002 and 2001 and for the ten months ended December 31, 1999; thus earnings available for fixed charges of Liberty were inadequate to cover fixed charges for these periods. The amount of the coverage deficiency was $584 million, $3,968 million, $4,722 million, $5,969 million and $2,253 million for the six months ended June 30, 2003 and 2002, the years ended December 31, 2002, 2001 and the ten months ended December 31, 1999, respectively. For the ratio calculations, earnings available for fixed charges consist of earnings (losses) before income taxes, minority interest and share of losses of affiliates, plus interest expense (including amortization of capitalized expenses related to indebtedness), estimates of the interest within rental expense (one-third of rental expense) and distributed income of equity affiliates. Fixed charges consist of:

     - interest expense (including amortization of capitalized expenses related to indebtedness); and

     - estimates of the interest within rental expense (one-third of rental expense).

RISK FACTORS

     An investment in the securities involves risks. See "Risk Factors" beginning on page 2 for a discussion of factors you should carefully consider before deciding to purchase any of our securities.

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                                  RISK FACTORS

     An investment in our securities involves risk. You should carefully consider the following factors, as well as the other information included in this prospectus and in the documents we have incorporated by reference before deciding to invest in our securities.

FACTORS RELATING TO OUR COMPANY

     We depend on a limited number of potential customers for carriage of our programming services. The cable television and direct-to-home satellite industries are currently undergoing a period of consolidation. As a result, the number of potential buyers of our programming services and those of our business affiliates is decreasing. Until August of 2001, we were a subsidiary of AT&T Corp. AT&T's cable television subsidiaries, which operated under the name AT&T Broadband, were parties to a combination with Comcast Corporation on November 18, 2002. At the time of that combination, AT&T Broadband was one of the two largest operators of cable television systems in the United States and, together with its cable television affiliates, was the largest single customer of our programming companies. With respect to some of our programming services and those of our business affiliates, this was the case by a significant margin. Today, the combined companies operate the largest number of cable television systems in the United States. Many of the existing agreements between the former AT&T Broadband cable television subsidiaries and affiliates and the program suppliers owned by or affiliated with us were entered into with Tele-Communications, Inc., prior to its merger with AT&T in March of 1999. We were a subsidiary of TCI at the time of that merger. There can be no assurance that our owned and affiliated program suppliers will be able to negotiate renewal agreements with those cable television subsidiaries and affiliates on commercially reasonable terms or at all. Although AT&T agreed to extend any existing affiliation agreement of ours and our affiliates that expires on or before March 9, 2004 to a date not before March 9, 2009, that agreement is conditioned on mutual most favored nation terms being offered and the arrangements being consistent with industry practice. In addition, we cannot assure you as to what effect, if any, the combination of AT&T Broadband and Comcast will have on our programming arrangements with the cable subsidiaries and affiliates of the former AT&T Broadband. We are currently engaged in litigation with Comcast concerning certain of these programming arrangements.

     The liquidity and value of our interests in our business affiliates may be adversely affected by shareholder agreements and similar agreements to which we are a party. We own equity interests in a broad range of domestic and international video programming and communications businesses. A significant portion of the equity securities we own is held pursuant to shareholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those securities. Most of these agreements subject the transfer of the stock, partnership or other interests constituting equity securities to consent rights or rights of first refusal of the other shareholders or partners. In certain cases, a change in control of our company or of the subsidiary holding our equity interest will give rise to rights or remedies exercisable by other shareholders or partners, such as a right to initiate or require the initiation of buy/sell procedures. Some of our subsidiaries and business affiliates are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict our ability to sell those equity securities and may adversely affect the price at which those securities may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based upon the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

     We do not have the right to manage our business affiliates, which means we cannot cause those affiliates to operate in a manner that is favorable to us. We do not have the right to manage the businesses or affairs of any of our business affiliates in which we have less than a majority voting interest. Rather, our rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights varies from agreement to agreement. Although our board representation and veto rights may enable us to exercise influence over the management or policies of an

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affiliate and enable us to prevent the sale of material assets by a business affiliate in which we own less than a majority voting interest or prevent it from paying dividends or making distributions to its shareholders or partners, they do not enable us to cause these actions to be taken.

     Our business is subject to risks of adverse government regulation. Programming services, cable television systems, satellite carriers and television stations are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. In addition, substantially every foreign country in which we have, or may in the future make, an investment regulates, in varying degrees, the distribution and content of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our business and the business of our affiliates will not be adversely affected by future legislation, new regulation or deregulation.

     We may make significant capital contributions and loans to our subsidiaries and business affiliates to cover their operating losses and fund their development and growth, which could limit the amount of cash available to pay our own financial obligations or to make acquisitions or investments. The development of video programming, communications and technology businesses involves substantial costs and capital expenditures. As a result, many of our business affiliates have incurred operating and net losses to date and are expected to continue to incur significant losses for the foreseeable future. Our results of operations include our, and our consolidated subsidiaries', share of the net earnings (losses) of affiliates. Our results of operations included $91 million, $(244) million, $(453) million, $(4,906) million and $(3,485) million for the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000, respectively, attributable to net losses of affiliates.

     We have assisted, and may in the future assist, our subsidiaries and business affiliates in their financing activities by guaranteeing bank and other financial obligations. At June 30, 2003, we and our consolidated subsidiaries in the aggregate had guaranteed various loans, notes payable, letters of credit and other obligations of certain of our subsidiaries and business affiliates totaling approximately $966 million.

     To the extent we make loans and capital contributions to our subsidiaries and business affiliates or we are required to expend cash due to a default by a subsidiary or business affiliate of any obligation we guarantee, there will be that much less cash available to us with which to pay our own financial obligations or make acquisitions or investments.

     If we fail to meet required capital calls to a subsidiary or business affiliate, we could be forced to sell our interest in that company, our interest in that company could be diluted or we could forfeit important rights. We are parties to shareholder and partnership agreements that provide for possible capital calls on shareholders and partners. Our failure to meet a capital call, or other commitment to provide capital or loans to a particular subsidiary or business affiliate, may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other shareholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash. See "-- We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations" below.

     Those of our business affiliates that operate outside of the United States are subject to numerous operational risks. A number of our business affiliates operate primarily in countries other than the United States. Their businesses are thus subject to the following inherent risks:

     - fluctuations in currency exchange rates;

     - longer payment cycles for sales in foreign countries that may increase the uncertainty associated with recoverable accounts;

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     - difficulties in staffing and managing international operations; and

     - political unrest that may result in disruptions of services that are critical to their businesses.

     The economies in many of the operating regions of our international business affiliates have recently experienced recessionary conditions, which has adversely affected the financial condition of their businesses. The economies in many of the operating regions of our international business affiliates have recently experienced moderate to severe recessionary conditions, including Argentina, Chile, the United Kingdom, Germany and Japan, among others, which has strained consumer and corporate spending and financial systems and financial institutions in these areas. As a result, our affiliates have experienced a reduction in consumer spending and demand for services coupled with an increase in borrowing costs, which has, in some cases, caused our affiliates to default on their own indebtedness. We cannot assure you that these economies will recover in the future or that continued economic weakness will not lead to further reductions in consumer spending or demand for services. We also cannot assure you that our affiliates in these regions will be able to obtain sufficient capital or credit to fund their operations.

     We have taken significant impairment charges due to other than temporary declines in the market value of certain of our available for sale securities. We own equity interests in a significant number of publicly traded companies which we account for as available for sale securities. We are required by accounting principles generally accepted in the United States to determine, from time to time, whether a decline in the market value of any of those investments below our cost for that investment is other than temporary. If we determine that it is, we are required to write down our cost to a new cost basis, with the amount of the write-down accounted for as a realized loss in the determination of net income for the period in which the write-down occurs. We realized losses of $6,053 million, $4,101 million and $1,463 million for the years ended December 31, 2002, 2001 and 2000, respectively, and $27 million and $5,134 million for the six months ended June 30, 2003 and 2002, respectively, due to other than temporary declines in the fair value of certain of our available for sale securities, and we may be required to realize further losses of this nature in future periods. We consider a number of factors in determining the fair value of an investment and whether any decline in an investment is other than temporary. As our assessment of fair value and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, the actual amount we may eventually realize for an investment could differ materially from our assessment of the value of that investment made in an earlier period.

FACTORS RELATING TO THE SECURITIES

     Our holding company structure could restrict access to funds of our subsidiaries that may be needed to service the debt securities and debt warrants. Creditors of our subsidiaries have a claim on their assets that is senior to that of holders of the debt securities and debt warrants. We are a holding company with no significant assets other than our equity interests in our subsidiaries and business affiliates and cash, cash equivalents and marketable securities. We are the only company obligated to make payments under the debt securities and debt warrants. Our subsidiaries are separate and distinct legal entities and they have no obligation, contingent or otherwise, to pay any amounts due under the debt securities and debt warrants or to make any funds available for any of those payments.

     All of the liabilities of our subsidiaries effectively rank senior to the debt securities and debt warrants. A substantial portion of our consolidated liabilities consists of liabilities incurred by our subsidiaries. Moreover, the indentures governing the debt securities do not limit the amount of indebtedness that may be incurred by our subsidiaries in the future. Our rights and those of our creditors, including holders of the debt securities and debt warrants, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent we may be a creditor with recognized claims against the subsidiary. Where we are a creditor of a subsidiary, our claims will still be subject to the prior claims of any secured creditor of that subsidiary and to the claims of any holder of indebtedness that is senior to our claim. As

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of June 30, 2003, the aggregate amount of the total liabilities of our consolidated subsidiaries was approximately $9,938 million, of which approximately $7,433 million was deferred income taxes.

     We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations. Our ability to meet our financial obligations depends upon our ability to access cash. We are a holding company, and our sources of cash include our available cash balances, net cash from operating activities, dividends and interest from our investments, availability under credit facilities, monetization of our public investment portfolio and proceeds from asset sales. We cannot assure you that we will maintain significant amounts of cash, cash equivalents or marketable securities in the future.

     We obtained from one of our subsidiaries net cash in the form of dividends in the amount of $8 million, $23 million and $5 million in calendar years 2002, 2001 and 2000, respectively. We did not obtain any cash from our subsidiaries during the six months ended June 30, 2003. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of our subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to shareholders and partners.

     We generally do not receive cash, in the form of dividends, loans, advances or otherwise, from our business affiliates. In this regard, we do not have sufficient voting control over most of our business affiliates to cause those companies to pay dividends or make other payments or advances to their partners or shareholders, including us.

     We are subject to bank credit agreements that contain restrictions on how we finance our operations and operate our business, which could impede our ability to engage in transactions that would be beneficial to us. Our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit facilities. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, the ability of our subsidiaries to:

     - borrow more funds;

     - pay dividends or make other distributions;

     - make investments;

     - engage in transactions with affiliates; or

     - create liens.

     The restrictions contained in these credit agreements could have the following adverse effects on us, among others:

     - we could be unable to obtain additional capital in the future to:

      - fund capital expenditures or acquisitions that could improve the value of our company;

      - permit us to meet our loan and capital commitments to our business affiliates;

      - allow us to help fund the operating losses or future development of our business affiliates; or

      - allow us to conduct necessary corporate activities;

     - we could be unable to access the net cash of our subsidiaries to help meet our own financial obligations;

     - we could be unable to invest in companies in which we would otherwise invest; and

     - we could be unable to obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize our assets.

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     In addition, some of the credit agreements to which our subsidiaries are parties require them to maintain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. If our subsidiaries fail to comply with the covenant restrictions contained in the credit agreements, that failure could result in a default that accelerates the maturity of the indebtedness under those agreements. Such a default could also result in indebtedness under other credit agreements and certain debt securities becoming due and payable due to the existence of cross-default or cross-acceleration provisions of these credit agreements and in the indentures governing these debt securities.

     As of June 30, 2003, the subsidiary of our company that operates the DMX Music service was not in compliance with three covenants contained in its bank loan agreement, under which it has $89 million outstanding. Although the subsidiary and the participating banks have entered into a forbearance agreement whereby the banks have agreed to forbear from exercising certain default-related remedies against the subsidiary through March 31, 2004, we cannot assure you that the subsidiary will be able to regain covenant compliance or refinance the bank loan or that the banks will not eventually seek to exercise their remedies. Another consolidated subsidiary of our company, On Command Corporation, reached agreement with its bank lenders to postpone until October 1, 2003 a step down of the leverage ratio covenant of its bank facility. In the absence of this postponement, On Command would not have been in compliance with the leverage ratio covenant at June 30, 2003. At June 30, 2003, On Command had $266 million of borrowings outstanding under its bank facility.

     We may secure future indebtedness of Liberty with the capital stock of our subsidiaries or other securities, in which case that indebtedness will effectively rank senior to the debt securities and debt warrants. The indentures do not restrict our ability to pledge shares of capital stock or other securities that we own to secure indebtedness. To the extent we pledge shares of capital stock or other securities to secure indebtedness, the indebtedness so secured will effectively rank senior to the debt securities and debt warrants to the extent of the value of the shares or other securities pledged. The indentures also do not restrict the ability of our subsidiaries to pledge shares of capital stock or other assets that they own to secure indebtedness.

     Our stock price may decline significantly because of stock market fluctuations that affect the prices of the public companies in which we have ownership interests. The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of securities of media and other technology companies. We own equity interests in many media and technology companies. If market fluctuations cause the stock price of these companies to decline, our stock price may decline.

     Our stock price has fluctuated significantly over the last year. During the past year, the stock market has experienced significant price and volume fluctuations that have affected the market prices of our stock. In the future, our stock price may be materially affected by, among other things:

     - actual or anticipated fluctuations in our operating results or those of the companies in which we invest;

     - potential acquisition activity by our company or the companies in which we invest;

     - issuances of debt or equity securities by us to raise capital;

     - changes in financial estimates by securities analysts regarding our company or companies in which we invest; or

     - general market conditions.

     It may be difficult for a third party to acquire us, even if doing so may be beneficial to our shareholders. Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a shareholder may consider favorable. These provisions include the following:

     - authorizing a dual class structure, which entitles the holders of our Series B common stock to ten votes per share and the holders of our Series A common stock to one vote per share;

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     - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     - classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

     - limiting who may call special meetings of shareholders;

     - prohibiting shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of the shareholders; and

     - establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

Our chairman, John C. Malone, holds the power to direct the vote of approximately 44% of our outstanding voting power, including the power to direct the vote of approximately 94% of the outstanding shares of our Series B common stock. Dr. Malone holds a portion of his voting power over our Series B common stock pursuant to a shareholders agreement with the Estate of Bob Magness, the late Kim Magness, Gary Magness and certain limited liability companies controlled by the Magnesses.

     Section 203 of the Delaware General Corporation Law and our stock option plan may also discourage, delay or prevent a change in control of our company even if such change of control would be in the best interests of our shareholders.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements which, by definition, involve risks and uncertainties. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

     - general economic and business conditions and industry trends;

     - spending on domestic and foreign television advertising;

     - the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

     - continued consolidation of the broadband distribution industry;

     - uncertainties inherent in new business strategies, new product launches and development plans;

     - rapid technological changes;

     - the acquisition, development and/or financing of telecommunications networks and services;

     - the development and provision of programming for new television and telecommunications technologies;

     - future financial performance, including availability, terms and deployment of capital;

     - the ability of vendors to deliver required equipment, software and services;

     - the outcome of any pending or threatened litigation;

     - availability of qualified personnel;

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     - changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

     - changes in the nature of key strategic relationships with partners and joint venturers;

     - competitor responses to our products and services, and the products and services of the entities in which we have interests, and the overall market acceptance of such products and services; and

     - threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000. Prior to the date of this prospectus, we have issued debt securities under that registration statement with an aggregate initial offering price of $1,237,800,000. As a result, we may issue any of the securities described in this prospectus with an aggregate initial offering price not to exceed $1,762,200,000 under the same registration statement.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the offered securities for general corporate purposes or for such other purposes as may be described in any prospectus supplement.

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                        DESCRIPTION OF OUR COMMON STOCK

AUTHORIZED CAPITAL STOCK

     Our authorized capital stock consists of four billion four hundred fifty million (4,450,000,000) shares, of which four billion four hundred million (4,400,000,000) shares are designated common stock, par value $0.01 per share, and fifty million (50,000,000) shares are designated preferred stock, par value $0.01 per share. Our common stock is divided into two series. We have authorized four billion (4,000,000,000) shares of Series A common stock and four hundred million (400,000,000) shares of Series B common stock. As of July 31, 2003, we had outstanding 2,473,846,455 shares of our Series A common stock and 211,818,776 shares of our Series B common stock, excluding outstanding stock options and warrants to purchase shares of our common stock.

OUR COMMON STOCK

     We may offer shares of our Series A common stock pursuant to a prospectus supplement. The holders of our Series A common stock and Series B common have equal rights, powers and privileges, except as otherwise described below.

VOTING RIGHTS

     The holders of our Series A common stock will be entitled to one vote for each share held, and the holders of our Series B common stock will be entitled to ten votes for each share held, on all matters voted on by our stockholders, including elections of directors. Our charter does not provide for cumulative voting in the election of directors.

DIVIDENDS

     Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefor. Except as otherwise described under "-- Distributions," whenever a dividend is paid to the holders of one of our series of common stock, we shall also pay to the holders of the other series of our common stock an equal per share dividend.

     We do not anticipate paying any dividends on our common stock in the foreseeable future because we expect to retain our future earnings for use in the operation and expansion of our business. Our payment and amount of dividends, however, will be subject to the discretion of our board of directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, future prospects and other factors which may be considered relevant by our board of directors.

CONVERSION

     Each share of our Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock. Our Series A common stock is not convertible.

DISTRIBUTIONS

     Distributions made in shares of our Series A common stock, our Series B common stock or any other security with respect to our Series A common stock or Series B common stock may be declared and paid only as follows:

     - a share distribution consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock and Series B common stock, on an equal per share basis; or consisting of shares of our Series B common stock (or securities convertible therefor) to holders of our Series A common stock and Series B common stock, on an equal per share basis; or consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock and, on an equal per share basis, shares of our

       Series B common stock (or securities convertible therefore) to holders of our Series B common stock; and

     - a share distribution consisting of shares of any class or series of securities of us or any other person, other than our Series A common stock or Series B common stock (or securities convertible therefor), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of our Series A common stock and Series B common stock or on the basis of a distribution of one class or series of securities to holders of our Series A common stock and another class or series of securities to holders of our Series B common stock, provided that the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with holders of shares of Series B common stock receiving the class or series having the higher relative voting rights, and provided further that if the securities so distributed constitute capital stock of one of our subsidiaries, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion and share distribution provisions between our Series A common stock and Series B common stock, and provided further in each case that the distribution is otherwise made on an equal per share basis.

     We may not reclassify, subdivide or combine either series of our common stock without reclassifying, subdividing or combining the other series of our common stock, on an equal per share basis.

LIQUIDATION AND DISSOLUTION

     In the event of our liquidation, dissolution or winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred stock holders may be entitled, the holders of our Series A common stock and Series B common stock will share equally, on a share for share basis, in our assets remaining for distribution to our common stockholders.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

 BOARD OF DIRECTORS

     Our restated certificate of incorporation and bylaws provide that, subject to any rights of the holders of any series of our preferred stock to elect additional directors, the number of our directors shall not be less than three and the exact number shall be fixed from time to time by a resolution adopted by the affirmative vote of 75% of the members of our board then in office. The members of our board, other than those who may be elected by holders of our preferred stock, are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of our Class I directors expires at the annual meeting of our stockholders in 2005. The term of office of our Class II directors expires at the annual meeting of our stockholders in 2006. The term of office of our Class III directors expires at the annual meeting of our stockholders in 2004. At each annual meeting of our stockholders, the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.

     Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, our directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of our outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

     Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on our board, shall be filled only by the affirmative vote of a majority of the remaining directors then in office

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

(even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until that director's successor shall have been elected and qualified. No decrease in the number of directors constituting our board shall shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of our preferred stock with respect to any additional director elected by the holders of the series of our preferred stock.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

 NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our restated certificate of incorporation provides that, except as otherwise provided in the terms of any series of preferred stock, any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our Secretary (1) upon the written request of holders of not less than 66 2/3% of the total voting power of our outstanding capital stock or (2) at the request of at least 75% of the members of our board then in office. No business other than that stated in the notice of special meeting shall be transacted at any special meeting.

 ADVANCE NOTICE PROCEDURES

     Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholder.

     All nominations by stockholders shall be made pursuant to timely notice in proper written form to our Secretary. To be timely, a stockholder's notice shall be given to our Secretary at our offices: (1) with respect to any election to be held at an annual meeting of our stockholders which is called for a date that is within thirty days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, not less than ninety days in advance of such meeting nor more than one-hundred twenty days prior to such anniversary date, and (2) with respect to an election (A) to be held at an annual meeting of our stockholders which is called for a date that is not thirty days before or after the anniversary date of the immediately preceding annual meeting of our stockholders or (B) to be held at a special meeting of our stockholders for election of directors, not later than the close of business on the tenth day following the day on which notice of such meeting is mailed to our stockholders or public disclosure of the date of the meeting was made, whichever occurred first. The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to our board at any meeting is increased, and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least one hundred days prior to the anniversary date of the immediately preceding annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Secretary at our offices not later than the close of business on the tenth day following the day on which we first make the relevant public announcement.

     For other business to be properly requested to be brought before an annual meeting by one of our stockholders, the stockholder must have given timely notice of such business in proper written form to our Secretary. To be timely, a stockholder's notice must be received at our offices (1) in the case of an annual meeting that is called for a date that is within thirty days before or after the anniversary date of the immediately preceding annual meeting of our stockholders, not less than ninety days nor more than one-hundred twenty days prior to the meeting, and (2) in the case of an annual meeting that is called for a date that is not within thirty days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was communicated to stockholders or public disclosure of the date of the meeting was made, whichever occurs first. The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice.

 SUPERMAJORITY VOTING REQUIREMENTS

     Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding capital stock, voting together as a single class, is required for the following corporate actions:

     - to adopt, amend or repeal any provision of our restated certificate of incorporation or the addition or insertion of other provisions in the certificate;

     - to adopt, amend or repeal any provision of our bylaws;

     - our merger or consolidation with any other corporation;

     - the sale, lease or exchange of all, or substantially all, of our property and assets; or

     - our dissolution.

     However, these supermajority voting requirements shall not apply to any of the foregoing corporate actions (1) as to which the Delaware General Corporation Law, as then in effect, does not require the consent of our shareholders or (2) which have been approved by at least 75% of the members of our board then in office.

TRANSFER AGENT AND REGISTRAR

     EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.

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

                       DESCRIPTION OF OUR DEBT SECURITIES

     The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, which could be different from the terms described below, will be a description of the material terms of the debt securities. You should also read the applicable indenture. We have filed the forms of indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. All capitalized terms have the meanings specified in the indentures. The terms and provisions of the debt securities below will most likely be modified by the documents that set forth the specific terms of the debt securities issued.

     We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt or our subordinated debt. The senior debt securities we offer will be issued under an indenture entered into between us and the trustee, which we refer to as the senior indenture. The subordinated debt securities we offer will be issued under a separate indenture entered into between us and the trustee, which we refer to as the subordinated indenture. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

GENERAL

     Neither indenture limits the aggregate principal amount of debt securities that may be issued thereunder. Both indentures provide that Liberty may issue debt securities from time to time in one or more series and in any currency or currency unit that we may designate. We may issue debt securities as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with "original issue discount" because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

     The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

     - the title;

     - any limit on the aggregate principal amount;

     - whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

     - whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

     - the price or prices at which the debt securities will be issued;

     - the date or dates on which principal is payable;

     - the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

     - interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

     - the right, if any, to extend the interest payment periods and the duration of the extensions;

     - our rights or obligations to redeem or purchase the debt securities;

     - any sinking fund provisions;

     - conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

     - the currency or currencies of payment of principal or interest;

     - the terms applicable to any debt securities issued at a discount from their stated principal amount;

     - the terms, if any, under which any debt securities will rank junior to any of our other debt;

     - if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

     - if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

     - if applicable, covenants affording holders of debt protection against changes in our operations, financial condition or transactions involving us;

     - if other than dollars, the coin, currency or currencies in which the series of debt securities are denominated; and

     - any other specific terms of any debt securities.

     The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and any securities exchange or quotation system on which any debt securities are listed or quoted.

SENIOR DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, interest and any additional amounts on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. For purposes of the subordinated debt securities, senior debt means the principal of (premium, if any), interest and any additional amounts on Indebtedness of Liberty outstanding at any time other than (i) the subordinated debt securities and (ii) Indebtedness which by its terms is junior in right of payment to other Indebtedness of Liberty. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the subordinated debt securities as well as the aggregate amount of outstanding Indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. The subordinated indenture does not currently limit senior debt or any other debt secured or unsecured of Liberty or any Subsidiary. We will state in any prospectus supplement limitations, if any, on our ability to issue additional senior indebtedness. Upon maturity (by acceleration or otherwise) of any senior debt, payment in full must be made on such senior debt (or duly provided for) before any payment is made on the subordinated debt securities (except payments made in capital stock of Liberty or in warrants, rights or options to purchase or acquire capital stock of Liberty, sinking fund payments made in subordinated debt securities acquired by Liberty before the maturity of such senior debt, and payments made through the exchange of other debt obligations of Liberty for such subordinated debt securities in accordance with the terms of such subordinated debt securities, provided that such debt obligations are subordinated to senior debt at least to the extent that the subordinated debt securities for which they are exchanged are so subordinate in accordance with the subordinated indenture). During the continuance of any default in payment of the principal of, premium, if any, interest on, or other amounts due on, any senior debt, no payment may be made by Liberty on the subordinated debt securities (except payments made in capital stock of Liberty or in warrants, rights or options to purchase or acquire capital stock of Liberty, sinking fund payments made in subordinated debt securities acquired by Liberty before such default and notice of such default, and payments made through the exchange of other debt obligations of Liberty for such subordinated debt securities in accordance with the terms of such subordinated debt securities, provided that such debt obligations are subordinated to senior debt at least to the extent that the subordinated debt securities for which they are exchanged are so subordinated in accordance with the subordinated indenture), unless otherwise provided in a prospectus supplement. Upon any distribution of assets of Liberty in any dissolution, winding up, liquidation or reorganization of Liberty, payment of all amounts due on the subordinated debt securities will be subordinated, to the extent and in the manner set forth in the subordinated indenture, to the prior payment in full of all senior debt. Such subordination will not prevent the occurrence of any Event of Default.

CONVERSION OR EXCHANGE RIGHTS

     Debt securities may be convertible into or exchangeable for shares of our Series A common stock or equity securities of our subsidiaries, affiliates or other issuers. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

     - the conversion or exchange price or rate;

     - the conversion or exchange period;

     - provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

     - events requiring adjustment to the conversion or exchange price or rate;

     - provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

     - any anti-dilution provisions, if applicable.

EVENTS OF DEFAULT

     As defined in each of the senior indenture and the subordinated indenture, the term "event of default" means any one of the following events with respect to any series of senior debt securities or subordinated debt securities:

          (1) default in the payment of any interest on any debt security of the series, or any additional amounts payable with respect thereto, when the interest becomes or the additional amounts become due and payable, and continuance of the default for a period of 30 days;

          (2) default in the payment of the principal of or any premium on any debt security of the series, or any additional amounts payable with respect thereto, when the principal or premium becomes or the additional amounts become due and payable at their maturity;

          (3) failure of Liberty to comply with any of its obligations described below under "-- Successor Corporation;"

          (4) default in the deposit of any sinking fund payment when and as due by the terms of a debt security of the series;

          (5) default in the performance, or breach, of any covenant or warranty of Liberty in the applicable indenture or the debt securities (other than a covenant or warranty a default in the performance or the breach of which is elsewhere in the applicable indenture specifically dealt with or which has been expressly included in the applicable indenture solely for the benefit of a series of debt securities other than the relevant series), and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to Liberty by the trustee or to Liberty and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the applicable indenture;

          (6) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of Liberty, whether the Indebtedness now exists or shall hereafter be created, shall happen and shall result in Indebtedness in aggregate principal amount (or, if applicable, with an issue price and accreted original issue discount) in excess of $100 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and (i) the acceleration shall not be rescinded or annulled, (ii) such Indebtedness shall not have been paid and (iii) Liberty shall not have contested such acceleration in good faith by appropriate proceedings and have obtained and thereafter maintained a stay of all consequences that would have a material adverse effect on Liberty, in each case within a period of 30 days after there shall have been given, by registered or certified mail, to Liberty by the trustee or to Liberty and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series then outstanding, a written notice specifying the default or breaches and requiring it to be remedied and stating that the notice is a "Notice of Default" or other notice as prescribed in the applicable indenture; provided, however, that if after the expiration of such period, such event of default shall be remedied or cured by Liberty or be waived by the holders of such Indebtedness in any manner authorized by such mortgage, indenture or instrument, then the event of default with respect to such series of debt securities or by reason thereof shall, without further action by Liberty, the trustee or any holder of debt securities of such series, be deemed cured and not continuing;

          (7) the entry by a court having competent jurisdiction of:

             (A) a decree or order for relief in respect of Liberty or any Material Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and the decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

             (B) a decree or order adjudging Liberty or any Material Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Liberty or any Material Subsidiary and the decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

             (C) a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of Liberty or any Material Subsidiary or of any substantial part of the property of Liberty or any Material Subsidiary or ordering the winding up or liquidation of the affairs of Liberty;

          (8) the commencement by Liberty or any Material Subsidiary of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by Liberty or any Material Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by Liberty or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by Liberty or any Material Subsidiary to the filing of the petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of Liberty or any Material Subsidiary or any substantial part of the property of Liberty or any Material Subsidiary or the making by Liberty or any Material Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by Liberty or any Material Subsidiary in furtherance of any such action; or

          (9) any other event of default provided in or pursuant to the applicable indenture with respect to debt securities of the series.

ACCELERATION

     If an event of default with respect to debt securities of any series at the time outstanding (other than an event of default specified in clause (7) or (8) above) occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series may declare the principal of all the debt securities of the series, or such lesser amount as may be provided for in the debt securities of the series, to be due and payable immediately, by a notice in writing to Liberty (and to the trustee if given by the holders), and upon any declaration the principal or such lesser amount shall become immediately due and payable. If an event of default specified in clause (7) or (8) above occurs, all unpaid principal of and accrued interest on the outstanding debt securities of that series (or such lesser amount as may be provided for in the debt securities of the series) shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of any debt security of that series.

     At any time after a declaration of acceleration or automatic acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of the series, by written notice to Liberty and the trustee, may rescind and annul the declaration and its consequences if:

          (1) Liberty has paid or deposited with the trustee a sum of money sufficient to pay all overdue installments of any interest on all debt securities of the series and additional amounts payable with respect thereto and the principal of and any premium on any debt securities of the series which have become due otherwise than by the declaration of acceleration and interest on the debt securities; and

          (2) all events of default with respect to debt securities of the series, other than the non-payment of the principal of, any premium and interest on, and any additional amounts with respect to debt securities of the series which shall have become due solely by the acceleration, shall have been cured or waived.

     No rescission shall affect any subsequent default or impair any right consequent thereon.

FORM AND DENOMINATION

     Unless otherwise indicated in a prospectus supplement, each debt security will be issued in book-entry form (a "book-entry debt securities") in minimum denominations of $1,000 and integral multiples thereof, and each book-entry debt security will be represented by one or more global debt securities in fully registered form, registered in the name of the depositary or its nominee. Unless otherwise indicated in a prospectus supplement, the depositary for the debt securities will be The Depository Trust Company, which is referred to in this prospectus as "DTC" or the "depositary," or its nominee, and beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Relevant information regarding any other depositary will be included in the applicable prospectus supplement.

     So long as the depositary or its nominee is the registered owner of a global debt security, the depositary or its nominee, as the case may be, will be the sole holder of the debt securities represented by the global debt security for all purposes under the indentures. Except as otherwise provided in this section, the beneficial owners of the global debt securities representing the debt securities will not be entitled to receive physical delivery of certificated debt securities and will not be considered the holders of the debt securities for any purpose under the indentures, and no global debt security representing the book-entry debt securities will be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if the beneficial owner is not a participant of the depositary, then the beneficial owner must rely on the procedures of the participant through which the beneficial owner owns its interest in order to exercise any rights of a holder under the global debt securities or the applicable indenture. The laws of some jurisdictions may require that certain purchasers of debt securities take physical delivery of the debt securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global debt security representing the debt securities.

     Book-entry debt securities will not be exchangeable for debt securities issued in fully registered form ("certificated debt securities"), unless:

     - the depositary notifies Liberty that it is unwilling or unable to continue as depositary for the global debt securities and a successor depositary is not appointed by Liberty within 90 days of such notification;

     - the depositary ceases to be a clearing agency registered under the Exchange Act;

     - Liberty in its sole discretion determines that the global debt securities shall be exchangeable for certificated debt securities; or

     - there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities.

     Upon any exchange, the certificated debt securities shall be registered in the names of the beneficial owners of the global debt securities representing the debt securities, which names shall be provided by the depositary's relevant participants (as identified by the depositary) to the trustee.

     Book-entry debt securities may be transferred or exchanged only through the depositary. Registration of transfer or exchange of certificated debt securities will be made at the office or agency, maintained by Liberty for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, New York, N.Y. 10286. Neither Liberty nor the trustee will charge a service charge for any registration of transfer or exchange of debt securities, but Liberty may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange (other than exchanges pursuant to the applicable indenture not involving any transfer).

     Liberty will make payments of principal and interest on book-entry debt securities through the trustee to the depositary. In the case of certificated debt securities, Liberty will pay the principal due on the maturity date in immediately available funds upon presentation and surrender by the holder of the securities at the office or agency maintained by Liberty for this purpose at the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, New York, N.Y. 10286. Liberty will pay interest due on the maturity date of a certificated debt security to the person to whom payment of the principal will be made. Liberty will pay interest due on a certificated debt security on any interest payment date other than the maturity date by check mailed to the address of the holder entitled to the payment as the address shall appear in the security register of Liberty. Any interest not punctually paid or duly provided for on a certificated debt security on any interest payment date other than the maturity date will cease to be payable to the holder of the debt security as of the close of business on the related record date and may either be paid (1) to the person in whose name the certificated debt security is registered at the close of business on a special record date for the payment of the defaulted interest that is fixed by Liberty, written notice of which will be given to the holders of the debt securities not less than 30 calendar days prior to the special record date, or (2) at any time in any other lawful manner.

     All moneys paid by Liberty to the trustee or any paying agent for the payment of principal and interest on any debt security which remains unclaimed for two years after the principal or interest is due and payable may be repaid to Liberty and, after that payment, the holder of the debt security will look only to Liberty for payment.

INFORMATION RELATING TO THE DEPOSITARY

     The following is based on information furnished by the depositary:

     The depositary will act as the depositary for the debt securities. The debt securities will be issued as fully registered debt securities registered in the name of Cede & Co., which is the depositary's partnership nominee. Fully registered global debt securities will be issued for the debt securities sold to initial purchasers and subsequent transferees, directly or indirectly, of such debt securities, and will be deposited with the depositary.

     The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds debt securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited debt securities through electronic computerized book-entry changes to participants' accounts, thereby eliminating the need for physical movement of debt securities certificates. Direct participants of the depositary include securities brokers and dealers, including banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants, including the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to indirect participants, which includes securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

     Purchases of debt securities under the depositary's system must be made by or through direct participants, which will receive a credit for the debt securities on the depositary's record. The ownership interest of each beneficial owner, which is the actual purchaser of each debt security, represented by global debt securities, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global debt securities representing the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global debt securities representing the debt securities will not receive certificated debt securities representing their ownership interests therein, except in the event that use of the book-entry system for the debt securities is discontinued.

     To facilitate subsequent transfers, all global debt securities representing the debt securities which are deposited with, or on behalf of, the depositary are registered in the name of the depositary's nominee, Cede & Co. The deposit of global debt securities with, or on behalf of, the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global debt securities representing the debt securities; the depositary's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the depositary nor Cede & Co. will consent or vote with respect to the global debt securities representing the debt securities. Under its usual procedure, the depositary mails an omnibus proxy to Liberty as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

     Principal and/or interest payments on the global debt securities representing the debt securities will be made to the depositary. The depositary's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payment on the date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with debt securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of the depositary, the trustee or Liberty, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to the depositary is the responsibility of Liberty or the trustee, disbursement of the payments to direct participants will be the responsibility of the depositary, and disbursement of the payments to the beneficial owners will be the responsibility of direct and indirect participants.

     The depositary may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to Liberty or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated debt securities are required to be printed and delivered.

     Liberty may decide to discontinue use of the system of book-entry transfers through the depositary or a successor securities depositary. In that event, certificated debt securities will be printed and delivered.

     Although the depositary has agreed to the procedures described above in order to facilitate transfers of interests in the global debt securities among participants of the depositary, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor Liberty will have any responsibility for the performance by the depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

TRADING

     Beneficial interests in the global debt securities will trade in the depositary's same-day funds settlement system until maturity or earlier redemption, and secondary market trading activity in the global debt securities will therefore settle in immediately available funds, subject in all cases to the rules and operating procedures of the depositary. Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary's rules and operating procedures and will be settled in same-day funds.

     The information in this subsection "-- Form and Denomination" concerning the depositary and its book-entry systems has been obtained from sources that Liberty believes to be reliable, but Liberty takes no responsibility for its accuracy.

CERTAIN COVENANTS

     The senior indenture provides that the covenants set forth below will be applicable to Liberty and its Subsidiaries. The subordinated indenture does not provide for any such covenants.

     Limitation on Liens. Liberty will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Lien, except for Permitted Liens, on any Principal Property to secure the payment of Funded Indebtedness of Liberty or any Restricted Subsidiary if, immediately after the creation, incurrence or assumption of such Lien, the sum of (A) the aggregate outstanding principal amount of all Funded Indebtedness of Liberty and the Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property and (B) the Attributable Debt relating to any Sale and Leaseback Transaction which would otherwise be subject to the provisions of clause 2(A)(i) of the "Limitation on Sale and Leaseback" covenant would exceed 15% of the Consolidated Asset Value, unless effective provision is made whereby the senior debt securities (together with, if Liberty shall so determine, any other Funded Indebtedness ranking equally with the senior debt securities, whether then existing or thereafter created) are secured equally and ratably with (or prior
to) such Funded Indebtedness (but only for so long as such Funded Indebtedness is so secured).

     The foregoing limitation on Liens shall not apply to the creation, incurrence or assumption of the following Liens ("Permitted Liens"):

          (1) Any Lien which arises out of a judgment or award against Liberty or any Restricted Subsidiary with respect to which Liberty or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceeding for review (or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired) and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review or with respect to which Liberty or such Restricted Subsidiary shall have posted a bond and established adequate reserves (in accordance with generally accepted accounting principles) for the payment of such judgment or award;

          (2) Liens on assets or property of a person existing at the time such person is merged into or consolidated with Liberty or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property of Liberty or any Restricted Subsidiary other than the property and assets subject to the Liens prior to such merger, consolidation or acquisition;

          (3) Liens existing on the date of original issuance of the senior debt securities;

          (4) Liens securing Funded Indebtedness (including in the form of Capitalized Lease Obligations and purchase money indebtedness) incurred for the purpose of financing the cost (including without limitation the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) which is incurred contemporaneously therewith or within 60 days thereafter; provided (i) such Liens secure Funded Indebtedness in an amount not in excess of the cost of such property (plus an amount equal to the reasonable fees and expenses incurred in connection with the incurrence of such Funded Indebtedness) and (ii) such Liens do not extend to any property of Liberty or any Restricted Subsidiary other than the property for which such Funded Indebtedness was incurred;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure the senior debt securities;

          (7) Liens granted in favor of Liberty; and

          (8) Any Lien in respect of Funded Indebtedness representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Funded Indebtedness secured by Liens referred to in clauses (2), (3), (4), (5), (6) and (7) above, provided that the principal of the Funded Indebtedness secured thereby does not exceed the principal of the Funded Indebtedness secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; provided, that such extension, renewal or replacement shall be limited to all or a part of the property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction on such property).

     Limitation on Sale and Leaseback. Liberty will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, that Liberty or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

          (1) the gross cash proceeds of the Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in a board resolution delivered to the trustee, of the Principal Property that is the subject of the Sale and Leaseback Transaction; and

          (2) either

             (A) Liberty or the Restricted Subsidiary, as applicable, either (i) could have incurred a Lien to secure Funded Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the "Limitation on Liens" covenant, or (ii) makes effective provision whereby the senior debt securities (together with, if Liberty shall so determine, any other Funded Indebtedness ranking equally with the senior debt securities, whether then existing or thereafter created) are secured equally and ratably with (or prior
        to) the obligations of Liberty or the Restricted Subsidiary under the lease of the Principal Property that is the subject of the Sale and Leaseback Transaction; or

             (B) within 180 days, Liberty or the Restricted Subsidiary either
        (i) applies an amount equal to the fair market value of the Principal Property that is the subject of the Sale and Leaseback Transaction to purchase the senior debt securities or to retire other Funded Indebtedness, or (ii) enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the fair market value of such Principal Property.

     Designation of Restricted Subsidiaries. Liberty may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time, provided that (1) immediately after giving effect to such designation, Liberty and its Restricted Subsidiaries would have been permitted to incur at least $1.00 of additional Funded Indebtedness secured by a Lien pursuant to the "Limitation on Liens" covenant, (2) no default or event of default shall have occurred and be continuing, and (3) an Officers' Certificate with respect to such designation is delivered to the trustee within 75 days after the end of the fiscal quarter of Liberty in which such designation is made (or, in the case of a designation made during the last fiscal quarter of Liberty's fiscal year, within 120 days after the end of such fiscal year), which Officers' Certificate shall state the effective date of such designation; Liberty has made the initial designation of all of its Subsidiaries as Restricted Subsidiaries and delivered the required Officers' Certificate with respect thereto to the trustee on or prior to the date of initial issuance of the senior debt securities.

SUCCESSOR CORPORATION

     Liberty may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and the properties and assets of its Subsidiaries (taken as a whole) to, any entity or entities (including limited liability companies) unless (1) the successor entity or entities, each of which shall be organized under the laws of the United States, a State thereof or the District of Columbia, shall assume by supplemental indenture all the obligations of Liberty under the debt securities and the indentures and (2) immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing. Thereafter, all such obligations of Liberty shall terminate.

CERTAIN DEFINITIONS

     The following are certain of the terms defined in the indentures:

          "Closing Price" means, with respect to any security on any date of determination, the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the NYSE on such date or, if such security is not listed for trading on the NYSE on such date, as reported in the composite transactions (or comparable system) for the principal United States national or regional securities exchange on which such security is so listed or a recognized international securities exchange, or, if such security is not listed on a U.S. national or regional securities exchange or on a recognized international securities exchange, as reported by the Nasdaq Stock Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by Liberty; provided that, (1) with respect to options, warrants and other rights to purchase Marketable Securities, the Closing Price shall be the value based on the Closing Price of the underlying Marketable Security minus the exercise price and (2) with respect to securities exchangeable for or convertible into Marketable Securities, the Closing Price shall be the Closing Price of the exchangeable or convertible security or, if it has no Closing Price, the fully converted value based upon the Closing Price of the underlying Marketable Security.

          "Indebtedness" of any person means:

        - any indebtedness of such person (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities;

        - any guarantee by such person of any indebtedness of others described in the preceding clause; and

        - any amendment, renewal, extension or refunding of any such indebtedness or guarantee.

          "Marketable Securities" means any securities listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market or listed on a recognized international securities exchange or traded in the over-the-counter market and quoted by at least two broker-dealers as reported by the National Quotation Bureau or similar organization, including as Marketable Securities options, warrants and other rights to purchase, and securities exchangeable for or convertible into, Marketable Securities.

          "Material Subsidiary" means, at any relevant time, any Subsidiary that meets any of the following conditions:

             (1) Liberty's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10% of the total consolidated assets of Liberty and its Subsidiaries; or

             (2) Liberty's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated assets of Liberty and its Subsidiaries; or

             (3) Liberty's and its other Subsidiaries' proportionate share of the total revenues (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated revenue of Liberty and its Subsidiaries; or

             (4) Liberty's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of Liberty and its Subsidiaries;

     all as calculated by reference to the then latest fiscal year-end accounts (or consolidated fiscal year-end accounts, as the case may be) of such Subsidiary and the then latest audited consolidated fiscal year-end accounts of Liberty and its Subsidiaries. Based on the 2002 fiscal year-end accounts, as of the date of this prospectus, the only Material Subsidiaries of Liberty are Starz Encore Group LLC, Ascent Media Group, Inc. and On Command Corporation.

          "Nasdaq Stock Market" means The Nasdaq Stock Market, a subsidiary of the National Association of Securities Dealers, Inc.

          "Subsidiary" means any corporation, association, limited liability company, partnership or other business entity of which a majority of the total voting power of the capital stock or other interests (including partnership interests) entitled (without regard to the incurrence of a contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by (i) Liberty, (ii) Liberty and one or more of its Subsidiaries or (iii) one or more Subsidiaries of Liberty.

          "Trading Day" means, with respect to any security the Closing Price of which is being determined, a day on which there is trading on the principal United States national or regional securities exchange or recognized international securities exchange, in the Nasdaq Stock Market or in the over-the-counter market used to determine such Closing Price.

     The following are certain of the terms defined only in the senior indenture:

          "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles.

          "Capitalized Lease Obligation" of any person means any obligation of such person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such person and used in its business that is required to be accounted for as a liability on the balance sheet of such person in accordance with generally accepted accounting principles and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

          "Consolidated Asset Value" shall mean, with respect to any date of determination, the sum of:

             (A) the amount of cash of Liberty and its Restricted Subsidiaries on the last day of the preceding month, plus the following assets owned by Liberty and its Restricted Subsidiaries on the last day of the preceding month that have the indicated ratings and maturities no greater than 270 days:

           - the aggregate principal amount of certificates of deposit and bankers' acceptances rated A/2 or P/2 or higher by the Rating Agencies;

           - the aggregate principal amount of participations in loans with obligors with short-term ratings of A/2 or P/2 or higher by the Rating Agencies or long-term ratings of Baa1 or BBB+ or higher by the Rating Agencies;

           - the aggregate principal amount of repurchase agreements of securities issued by the U.S. government or any agency thereof with counterparties with short-term ratings of A/2 or P/2 or higher by the Rating Agencies or long-term ratings of Baa1 or BBB+ or higher by the Rating Agencies; and

           - the aggregate principal amount at maturity of commercial paper rated A/2 or P/2 or higher by the Rating Agencies;

             (B) the aggregate value of all Marketable Securities owned by Liberty and its Restricted Subsidiaries based upon the Closing Price of each Marketable Security on the last day of the preceding month, or if such day is not a Trading Day, on the immediately preceding Trading Day; and

             (C) the arithmetic mean of the aggregate market values (or the midpoint of a range of values) of the assets of Liberty and its Restricted Subsidiaries having a value in excess of $200 million, other than the assets referred to in clauses (A) and (B) above, as of a date within 90 days of the date of determination (or to the extent the research reports referred to below have not been issued within such 90-day period, as of a date within 180 days of the date of determination) as evidenced either:

           - by research reports issued by three nationally recognized independent investment banking firms selected by Liberty; or

           - if three such research reports have not been issued within 180 days prior to the date of determination, by an appraisal by two nationally recognized independent investment banking or appraisal firms retained by Liberty for this purpose.

          "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by the Board of Directors of Liberty acting in good faith evidenced by a board resolution thereof delivered to the trustee.

          "Funded Indebtedness" of any person means, as of the date as of which the amount thereof is to be determined, without duplication, all Indebtedness of such person and all Capitalized Lease Obligations of such person, which by the terms thereof have a final maturity, duration or payment date more than one year from the date of determination thereof (including, without limitation, any balance of such Indebtedness or obligation which was Funded Indebtedness at the time of its creation maturing within one year from such date of determination) or which has a final maturity, duration or payment date within one year from such date of determination but which by its terms may be renewed or extended at the option of such person for more than one year from such date of determination, whether or not theretofore renewed or extended; provided, however, "Funded Indebtedness" shall not include (1) any Indebtedness of Liberty or any Subsidiary to Liberty or another Subsidiary, (2) any guarantee by Liberty or any Subsidiary of Indebtedness of Liberty or another Subsidiary, provided that such guarantee is not secured by a Lien on any Principal Property, (3) any guarantee by Liberty or any Subsidiary of the Indebtedness of any person (including, without limitation, a business trust), if the obligation of Liberty or such Subsidiary under such guarantee is limited in amount to the amount of funds held by or on behalf of such person that are available for the payment of such indebtedness, (4) liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates, and (5) liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in prices. For purposes of determining the outstanding principal amount of Funded Indebtedness at any date, the amount of Indebtedness issued at a price less than the principal amount at maturity thereof shall be equal to the amount of the liability in respect thereof at such date determined in accordance with generally accepted accounting principles.

          "Lien" means any mortgage, pledge, lien, security interest, or other similar encumbrance.

          "Principal Property" means, as of any date of determination, (i) any cable system or manufacturing or production facility, including land and buildings and other improvements thereon and equipment located therein, owned by Liberty or a Restricted Subsidiary and used in the ordinary course of its business and (ii) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, of Liberty or a Restricted Subsidiary, other than any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by Liberty and its Restricted Subsidiaries taken as a whole.

          "Rating Agencies" means (i) Standard & Poors, a division of The McGraw-Hill Companies, Inc. and (ii) Moody's Investors Service, Inc. and
     (iii) if S&P or Moody's or both shall not make a rating publicly available, a nationally recognized United States securities rating agency or agencies, as the case may be, selected by Liberty, which shall be substituted for S&P or Moody's or both, as the case may be.

          "Restricted Subsidiary" means, as of any date of determination, a corporation a majority of whose voting stock is owned by Liberty and/or one or more Restricted Subsidiaries, which corporation has been, or is then being, designated a Restricted Subsidiary in accordance with the "Designation of

     Restricted Subsidiaries" covenant, unless and until designated an Unrestricted Subsidiary in accordance with such covenant.

          "Sale and Leaseback Transaction" means any arrangement providing for the leasing to Liberty or a Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by Liberty or such Restricted Subsidiary to the lessor.

          "Unrestricted Subsidiary" means, as of any date of determination, any Subsidiary of Liberty that is not a Restricted Subsidiary.

MODIFICATION AND WAIVER

     Modification and amendments of the indentures may be made by Liberty and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

          (1) change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security;

          (2) reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security;

          (3) change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security;

          (4) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable;

          (5) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment);

          (6) reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

          (7) reduce the requirements for quorum or voting by holders of debt securities as provided in the applicable indenture;

          (8) modify any of the provisions in the applicable indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby; or

          (9) modify any of the above provisions.

     Modifications and amendments of the indenture may be made by Liberty and the trustee without the consent of the holders of outstanding debt securities of each series affected thereby, for the following purposes:

          (1) to evidence the succession of, and assumption by, another person of the indenture and the covenants under the indenture and the debt securities;

          (2) to add to the covenants under the indenture for the benefit of the holders of any debt securities or to surrender any right or power conferred upon Liberty in the indenture;

          (3) to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities and to add to or change any of the provisions of the indenture as

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

     shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

          (4) to cure any ambiguity or to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of the outstanding debt securities in any material respect;

          (5) to add any additional Events of Default with respect to the debt securities;

          (6) to secure the debt securities;

          (7) to make provisions with respect to conversion or exchange rights of holders of the debt securities;

          (8) to amend or supplement any provision contained in the indenture or in any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the holders of the debt securities then outstanding; or

          (9) to qualify the indenture under the Trust Indenture Act of 1939.

     The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of the series, waive compliance by Liberty with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding applicable debt securities of any series may, on behalf of the holders of all debt securities of the series, waive any past default and its consequences under the applicable indenture with respect to the debt securities of the series, except a default:

     - in the payment of principal (or premium, if any), or any interest on or any additional amounts with respect to debt securities of the series; or

     - in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

     Under the indentures, Liberty is required to furnish the trustee annually a statement as to performance by Liberty of certain of its obligations under the indentures and as to any default in the performance. Liberty is also required to deliver to the trustee, within five days after becoming aware thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Liberty may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the debt securities have become due and payable) or to the maturity thereof, as the case may be.

     Each of the indentures provides that, unless the provisions of Section 402 thereof are made inapplicable to the debt securities of or within any series pursuant to Section 301 thereof, Liberty may elect either:

     - to defease and be discharged from any and all obligations with respect to the debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) ("defeasance"); or

     - to be released from its obligations with respect to the debt securities under the covenants described under "-- Certain Covenants -- Debt Securities" above or, if provided pursuant to Section 301 of each indenture, its obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an event of default with respect to the debt securities ("covenant defeasance").

Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Liberty with the trustee, in trust, of an amount in U.S. dollars at stated maturity, or Government Obligations, which is defined below, or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the debt securities on the scheduled due dates therefor.

     Such a trust may only be established if, among other things:

     - the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which Liberty is a party or by which it is bound; and

     - Liberty has delivered to the trustee an Opinion of Counsel (as specified in the applicable indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Liberty, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

     "Government Obligations" means debt securities which are:

          (1) direct obligations of the United States of America or the government or the governments in the confederation which issued the currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

          (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments;

which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to the Government Obligation or a specific payment of interest on or principal of or any other amount with respect to the Government Obligation held by the custodian for the account of the holder of the depositary receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt.

     In the event Liberty effects covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the amount in the Currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but

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

may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, Liberty would remain liable to make payment of the amounts due at the time of acceleration.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Bank of New York is the trustee under the senior indenture and is permitted to engage in other transactions with Liberty and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default, or else resign. The trustee named under the subordinated indenture will be listed in a prospectus supplement.

                          DESCRIPTION OF OUR WARRANTS

     We may issue warrants for the purchase of our Series A common stock, stock of a subsidiary, affiliate or other issuer or for our debt securities. Warrants may be issued independently or together with shares of our Series A common stock or debt securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of any such warrants.

STOCK WARRANTS

     The prospectus supplement relating to any particular issue of stock warrants will describe the terms of the warrants, including the following:

     - the title of the warrants;

     - the offering price for the warrants, if any;

     - the aggregate number of the warrants;

     - the designation and terms of the underlying stock purchasable upon exercise of the warrants;

     - if applicable, the designation and terms of the offered securities with which the warrants are issued and the number of the warrants issued with each such offered security;

     - if applicable, the date from and after which the warrants and any offered securities issued therewith will be separately transferable;

     - the number of shares of stock purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

     - the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - the currency or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of material United States federal income tax considerations;

     - the antidilution provisions of the warrants, if any;

     - the redemption or call provisions, if any, applicable to such warrants;
       and

     - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of debt warrants will describe the terms of the debt warrants, including the following:

     - the title of the debt warrants;

     - the offering price for the debt warrants, if any;

     - the aggregate number of the debt warrants;

     - the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

     - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of such debt warrants issued with each debt security;

     - if applicable, the date from and after which the debt warrants and any debt securities issued therewith will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);

     - the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;

     - if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - the currency or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of material United States federal income tax considerations;

     - the antidilution provisions of the debt warrants, if any;

     - the redemption or call provisions, if any, applicable to such debt warrants; and

     - any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

                              PLAN OF DISTRIBUTION

     We may offer securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers.

SALE THROUGH UNDERWRITERS

     If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

SALE THROUGH AGENTS

     We may sell offered securities through agents designated by us.

DIRECT SALES

     We also may sell offered securities directly. In this case, no underwriters or agents would be involved.

DELAYED DELIVERY CONTRACTS

     We may authorize underwriters or agents to solicit offers by certain institutions to purchase offered securities pursuant to delayed delivery contracts, with the following features:

     - The contracts provide for purchase of the securities at the public offering price but at a specified later date.

     - Purchase of securities at the closing of such contracts is conditioned solely on the purchase being permissible under laws applicable to the purchasing institution.

     - The contracts and purchasing institutions are subject to our approval.

We will pay disclosed commissions to underwriters or agents if we accept any contract. Institutions with which the contracts may be made include, among others:

     - commercial and savings banks;

     - insurance companies;

     - pension funds;

     - investment companies; and

     - educational and charitable institutions.

In all cases, the institutions must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any contract will not be subject to any conditions except that (1) the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject and (2) if the securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased the securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

GENERAL INFORMATION

     Each prospectus supplement will describe the terms of the securities to which the prospectus supplement relates, the amount of securities to be offered, the name or names of any underwriters or

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

agents with whom we have entered into arrangements with respect to the offer of the securities, the public offering or purchase price of the securities and the net proceeds we will receive from the offer. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which the securities will be listed.

     Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     Certain of any such underwriters and agents including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

     Under agreements which may be entered into by us, the underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against, or contribution toward, some liabilities, including liabilities under the Securities Act.

     Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for our Series A common stock, which is listed on the New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

                                 LEGAL MATTERS

     Baker Botts L.L.P., New York, New York will pass upon the validity of the securities offered by this prospectus for us.

                                    EXPERTS

     The consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance upon the report, dated March 17, 2003, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     As discussed in notes 3 and 7 to the consolidated financial statements, Liberty Media Corporation changed its method of accounting for intangible assets in 2002 and for derivative financial instruments in 2001.

     The consolidated balance sheets of Telewest Communications plc and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report, dated March 26, 2003, of KPMG Audit Plc, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Audit plc dated March 26, 2003 contains an explanatory paragraph that states that Telewest Communications plc is undergoing financial restructuring which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in note 3 to the consolidated financial statements, Telewest Communications plc changed its method of accounting for intangible assets in 2002 and derivative instruments in 2001.

                         WHERE TO FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about our company and the securities being offered hereby.

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2002, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 25, 2003, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, filed on April 9, 2003.

     - Quarterly Report on Form 10-Q for the three months ended March 31, 2003, as filed on May 14, 2003.

     - Quarterly Report on Form 10-Q for the six months ended June 30, 2003, as filed on August 13, 2003.

     - Current Report on Form 8-K, filed on March 3, 2003.

     - Current Report on Form 8-K, filed on April 11, 2003.

     - Current Report on Form 8-K, filed on May 7, 2003.

     - Current Report on Form 8-K, filed on July 8, 2003.

     - Current Report on Form 8-K, filed on September 10, 2003.

     - The description of our capital stock contained in Annex A to our Form 8-A filed under the Securities Exchange Act of 1934 on July 24, 2001, and any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings at no cost, by writing or telephoning the office of:

                               Investor Relations
                           Liberty Media Corporation
                            12300 Liberty Boulevard
                           Englewood, Colorado 80112
                           Telephone: (877) 772-1518

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

     Our annual, quarterly and special reports and other information are on file with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. Except as specifically set forth in this prospectus, information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

     This prospectus incorporates by reference documents which include information concerning Ascent Media Group, Inc., On Command Corporation, OpenTV Corp., Liberty Satellite & Technology, Inc., and UnitedGlobalCom, Inc. among other public companies. All of these companies file reports and other information with the Securities and Exchange Commission in accordance with the requirements of the Securities Act and the Securities Exchange Act. Information incorporated by reference into this prospectus concerning those companies has been derived from the reports and other information filed by them with the Securities and Exchange Commission. Those reports and other information are not incorporated by reference into this prospectus. You may read and copy any reports and other information filed by those companies with the Securities and Exchange Commission as set forth above.

     You should rely only on the information contained or incorporated by reference into this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

                                        35